September 29 , 2017

FAT Brands Inc. 9720 Wilshire Blvd., Suite 500 Beverly Hills, California 90212

Ladies and Gentlemen:

We have acted as special counsel to FAT Brands Inc., a Delaware corporation, in connection with the proposed issuance by the Company of 2,000,000 shares (the “Shares”) of its common stock, par value $0.0001 per share, pursuant to an Offering Statement on Form 1-A, CIK No. 000- 1705012 (as amended, the “Offering Statement”), filed by the Company with the Securities and Exchange Commission pursuant to Regulation A under the Securities Act of 1933, as amended (the “Act”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the Amended and Restated Certificate of Incorporation of the Company in the form most recently filed as an exhibit to the Offering Statement (the “Amended and Restated Certificate of Incorporation”), when the Amended and Restated Certificate of Incorporation of the Company has been duly filed with the Secretary of State of the State of Delaware and when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the form of Selling Agency Agreement most recently filed as an exhibit to the Offering Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Offering Statement, to the use of our name as your counsel and to all references made to us in the Offering Statement and in the Offering Circular forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP